EXHIBIT 23.4

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF ALLERGAN, INC.

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Allergan plc pertaining to the KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan, KYTHERA Biopharmaceuticals, Inc. 2004 Stock Plan and the KYTHERA Biopharmaceuticals, Inc. 2014 Employment Commencement Incentive Plan of our reports dated February 18, 2015, with respect to the consolidated financial statements and schedule of Allergan, Inc. and the effectiveness of internal control over financial reporting of Allergan, Inc. incorporated by reference in Allergan plc’s Current Report (Form 8-K), filed with the Securities and Exchange Commission on February 19, 2015 as Exhibit 99.2 from the Annual Report on Form 10-K filed by Allergan, Inc. for the year ended December 31, 2014 (as filed with the Commission on February 19, 2015).

/s/ Ernst & Young LLP

Irvine, California

October 1, 2015